Exhibit 10.1

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This Amendment No. 2 to the Employment Agreement (this “Amendment No. 2”), is entered into as of June 30, 2015, by and between Empire Resorts, Inc., a Delaware corporation (the “Company”), and Joseph A. D’Amato (the “Executive” and, together with the Company, “the Parties”).

WITNESSETH:

WHEREAS, Empire and Executive entered into an Employment Agreement dated as of November 26, 2012 (hereinafter and as amended, the “Employment Agreement”); and

WHEREAS, Empire and Executive entered into an Amendment to the Employment Agreement dated as of May 29, 2014 (“Amendment No. 1”); and

WHEREAS, the Parties desire to amend the Employment Agreement.

NOW, THEREFORE, the Parties hereto agree to amend the Employment Agreement as follows, effective immediately:

1.	Section 1 shall be deleted in its entirety and replaced with the following:

Term. The term of employment under this Agreement shall be for the period beginning on the Commencement Date (as defined in the introductory paragraph of the Employment Agreement) and ending on the close of business on December 31, 2016 (the “Term”). If the Company is granted a gaming facility license by the New York State Gaming Commission with respect to the Montreign Resort Casino (the “Gaming Facility License”), the Term shall be automatically extended to December 31, 2018 (the “Final End Date”). If the Company is not granted a Gaming Facility License by September 30, 2016, the Company shall notify the Executive on September 30, 2016 whether the Term shall be extended to the Final End Date.

2.	Section 6(b)(i) shall be deleted in its entirety and replaced with the following:

(i) Housing Allowance. For the period from the Commencement Date until the Relocation Date (as defined herein), the Company agrees to pay to the Executive a housing allowance in the amount of $1,500 per month, payable no later than the end of the next succeeding calendar month after the month to which the payment relates. Executive will be responsible for any taxes due on such allowance. For the period beginning on the date (the “Relocation Date”) the Company is awarded a Gaming Facility License by the New York State Gaming Commission with respect to the Montreign Resort Casino (the “Casino Project”) and until the earlier of the (i) expiration of the Term or (ii) the completion of the Casino Project, the Company shall provide the Executive with furnished housing in Sullivan County, New York that is mutually agreeable to the Company and Executive. Executive will be responsible for any taxes due on such housing expense incurred by the Company on behalf of the Executive. In addition, the Executive shall be entitled to reimbursement of reasonable relocation expenses incurred in connection with the relocation to Sullivan County, New York. The Executive shall provide such appropriate documentation regarding these expenses as the Company may reasonably request.

The Parties hereby agree that, except as specifically provided in and modified by this Amendment No. 2, the Employment Agreement is in all other respects hereby ratified and confirmed and references to the Employment Agreement shall be deemed to refer to the Employment Agreement as modified by this Amendment No. 2.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first written above.

EMPIRE RESORTS, INC.

By:	/s/ Laurette J. Pitts
Name:	Laurette J. Pitts
Title:	Executive Vice President, Chief Operating Officer and Chief Financial Officer

EXECUTIVE

/s/ Joseph A. D’Amato
Joseph A. D’Amato

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